Exhibit 4

FRANKLIN MUTUAL ADVISERS, LLC

51 JOHN F. KENNEDY PARKWAY

SHORT HILLS, NEW JERSEY 07078

Please deliver this page to:

Alfred I. duPont Testamentary Trust

4600 Touchton Road, East

Building 200, Suite 500

Jacksonville, FL 32246

Attn: David Gonino

FROM:     Bradley Takahashi

Phone:                973.912.2152                Fax: 973.912.0646

RE:            Florida East Coast Industries, Inc. cmn stock, no par value CUSIP 340632108

DATE:      9 June, 2004

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This will confirm the following transaction in respect of the referenced security:

BUYER:	Certain advisory funds of Franklin Mutual Advisers, LLC

SELLER:	Alfred I. duPont Testamentary Trust

NO. OF SHARES:	5,200,000

PRICE PER SHARE:	$33.50

TOTAL PRICE:	$174,200,000.00 (the “Initial Purchase Amount”), provided that if settlement does not occur by June 24, 2004, Buyer shall pay Seller on settlement date, an additional amount equal to interest that would accrue for each day between June 24, 2004 and settlement date, at 1.25% per annum on the Initial Purchase Amount.

TRADE DATE:	6/9/04

SETTLEMENT DATE:	The day following expiration or termination of the applicable “waiting period” under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act.

CONDITION TO CLOSING:	Expiration or termination of the waiting period under the HSR Act.

RIGHT TO CANCEL:	Seller may cancel the transaction if settlement has not taken place within 45 days from today, i.e., July 24, 2004.

If this does not accurately reflect the terms of the transaction, please contact me immediately at 973.912.2152. Thank you very much.

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